UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 27, 2016

Bar Harbor Bankshares

(Exact name of Registrant as specified in its Charter)

Maine	001-13349	01-0393663
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

PO Box 400 82 Main Street Bar Harbor, Maine	04609-0400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (207) 288-3314

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 27, 2016, Bar Harbor Bankshares (the “Company”) and Bar Harbor Bank & Trust (the “Bank”) appointed Josephine Iannelli as Executive Vice President, Chief Financial Officer and Treasurer of the Company and the Bank, effective as of October 23, 2016. Bradford Kopp, the Company’s Interim Chief Financial Officer, will continue to serve until such date. In addition, on September 28, 2016, Richard B. Maltz, Executive Vice President and Chief Risk Officer, was promoted to Executive Vice President and Chief Operating Officer of the Company and the Bank, effective immediately.

Prior to this appointment, Ms. Iannelli served as Senior Executive Vice President, Chief Financial Officer of Berkshire Hills Bancorp, Inc. (“Berkshire”), having previously served Berkshire as Executive Vice President, Chief Financial Officer since January 2014. She was the principal financial and accounting officer of Berkshire, having joined as Senior Vice President, Chief Accounting Officer in March 2013. Previously, Ms. Iannelli had senior accounting policy responsibilities at several banks, including PNC Financial, National City Corporation and KeyCorp. Ms. Iannelli is 44 years old.

In connection with Ms. Iannelli’s appointment as our Chief Financial Officer and Treasurer, the Company and the Bank entered into an employment agreement with her on September 27, 2016 (the “Employment Agreement”). The initial term of the Employment Agreement is two years. In the absence of notice of intent not to extend the Employment Agreement, then the Employment Agreement will automatically extend for additional one year terms. The Employment Agreement includes certain restrictive covenants which survive Ms. Iannelli’s termination of employment for a period of one year with respect to competition with us and non-solicitation of our customers and employees.

Under the terms of the Employment Agreement, Ms. Iannelli is entitled to receive an initial annual base salary of $350,000, which amount is not subject to automatic increase, but will be reviewed annually, and further provides that her initial base compensation will not be reduced downward during the initial two year term of the Employment Agreement. We have also agreed under the Employment Agreement to pay Ms. Iannelli certain other consideration and benefits, including a signing bonus of $100,000 payable upon commencement of her employment and a monthly car allowance initially set at $833.00 per month. Ms. Iannelli will also be eligible to participate in our annual incentive and long term incentive plans previously approved by the Board. Other benefits under the Employment Agreement include participation in our Company benefit plans provided to other similarly situated executives and reasonable paid vacation and sick leave benefits consistent with our vacation and sick leave policies.

Ms. Iannelli’s Employment Agreement also provides for certain benefits and payments to her in the event she is terminated without cause (or if she resigns with good reason) within twelve months following a change in control of our Company as defined in the Employment Agreement. In addition to accrued benefits, her payment upon a change and control and termination of employment will include a lump sum payment equal to two times her base compensation as of the effective date of termination of employment, subject to applicable regulatory constraints.

The above description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Biographical information with respect to Mr. Maltz is contained in the Company’s definitive proxy statement for the 2016 annual meeting of shareholders filed with the Securities and Exchange Commission (the “SEC”) on March 23, 2016 and is incorporated herein by reference. In connection with his promotion, on September 28, 2016 Mr. Maltz entered into a new Change of Control, Confidentiality and Non-Competition Agreement (“Change in Control Agreement”) with the Company, replacing the change in control agreement filed as Exhibit 10.1 to Form 8-K, filed with the SEC on July 11, 2011.

The Change in Control Agreement provides for the payment of severance, generally in the form of a lump sum cash payment equal to 2.0 times Mr. Maltz’s base compensation and the continuation of certain benefits to Mr. Maltz in the event that Mr. Maltz’s employment terminates, including for “good reason” and other than as a result of “disability” or for “cause,” as each are defined in the Change in Control Agreement, and his separation from service occurs within twelve (12) months after a change in control of the Company.

The above description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Change in Control Agreement, a copy of which is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed herewith:

Exhibit Number	Description

10.1	Employment Agreement, dated as of September 27, 2016 and effective as of October 23, 2016, between Bar Harbor Bankshares, Bar Harbor Bank & Trust and Josephine Iannelli.

10.2	Change in Control, Confidentiality and Noncompetition Agreement, dated as of September 28, 2016, between the Bar Harbor Bankshares and Richard B. Maltz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Bar Harbor Bankshares

Date: September 28, 2016	By:	/s/ Marsha C. Sawyer
Marsha C. Sawyer
Corporate Clerk

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, dated as of September 27, 2016 and effective as of October 23, 2016, between Bar Harbor Bankshares, Bar Harbor Bank & Trust and Josephine Iannelli.

10.2	Change in Control, Confidentiality and Noncompetition Agreement, dated as of September 28, 2016, between the Bar Harbor Bankshares and Richard B. Maltz.